UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2023 (December 8, 2023)

VALUE EXCHANGE INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-53537	26-3767331
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

Unit 602, Block B, 6 Floor, Shatin Industrial Centre, 5-7 Yuen Shun Circuit,
Shatin, N.T., Hong Kong SAR
(Address of principal executive offices) (Zip Code)

(852) 2950 4288
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Exchange on which registered
NONE	----	----

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Director. On December 8, 2023, the Board of Directors (“Board”) of Value Exchange International, Inc., a Nevada corporation, (the “Company”) elected Mr. Lim Sheng Hon Danny as a non-executive director of the Company.

Mr. Lim currently serves as Senior Vice President and Executive Director of Alset International Limited, a Singapore company (SGX Trading Symbol: 40V), (“AIL”) overseeing its business development efforts. He also serves as an Executive Director of Alset Inc., a Texas corporation (NASDAQ Trading Symbol: AEI) (“Alset”), and DSS Inc., a Delaware corporation (NYSE Trading Symbol: DSS), (“DSS”). AIL is a subsidiary of Alset. Mr. Lim has an extensive background in business development, corporate restructuring, strategic planning and execution. He graduated from Singapore Nanyang Technological University with a bachelor’s degree with honors in Business, specializing in Banking and Finance.

The election of Mr. Lim fills a vacancy on the Board and increases the size of the Board from 8 to 9 directors, 6 of whom are non-executive directors.

Mr. Lim has no family relationships with any director or executive officer of the Company, and there are no arrangements or understandings with any person pursuant to which he was selected as a director of the Company. In addition, except as disclosed in “Credit Agreement” below, there have been no transactions directly or indirectly involving Mr. Lim that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Credit Agreement. On January 27, 2023, Hapi Metaverse, Inc., a Delaware corporation and Commission-reporting company, (“HMI”) and New Energy NV Corporation (formerly, “American Wealth Mining Corp.”), a Nevada corporation, (“NEVC”), as co-lenders, entered into a Convertible Credit Agreement (the “Credit Agreement”) with the Company, which Credit Agreement provided a maximum of $1.5 million as a credit line to the Company. On February 23, 2023, HMI loaned $1,300,000 to the Company pursuant to the Credit Agreement. On September 6, 2023, the HMI converted $1,300,000 of the principal amount loaned to the Company into 7,344,632 shares of Company’s Common Stock (“Common Stock”). Under the terms of the Credit Agreement, HMI received Common Stock warrants to purchase a maximum of 36,723,160 shares of Common Stock at an exercise price of $0.1770 per share. The warrants expire five (5) years from date of their issuance.

Alset owns 99.693% of the issued and outstanding shares of common stock of HMI. Mr. Lim is an Executive Director of Alset. Besides service as an Executive Director of Alset, the Company is not aware of any direct interest or other indirect interest concerning Mr. Lim and reportable under Item 404(a) of Regulation S-K.

Chan Heng Fai, a non-executive director of the Company, is deemed to beneficially own the shares of HMI owned by Alset due to Mr. Chan owning a majority of issued and outstanding shares of common stock of Alset and being the Chairman of the Board of Directors and Chief Executive Officer of Alset. Mr. Chan is also Executive Chairman of the Board of Directors of HMI.

HMI owns 21,120,795 shares of Common Stock, which is approximately 48.55% of the issued and outstanding shares of Common Stock (based on 43,500,762 shares issued and outstanding). Mr. Chan is deemed to be the owner of 21,587,429 shares of Common Stock, which represents approximately 49.63% of the issued shares of Common Stock (based on 43,500,762 shares issued and outstanding), by virtue of: 95,000 shares of Common Stock held personally by Mr. Chan, and the following share ownership of Common Stock by entities that Mr. Chan is deemed to control: 21,120,795 shares held by HMI; 39,968 shares held by BMI Capital Partners International Limited; 18,512 shares held by LiquidValue Development Pte Ltd.; and 313,154 shares held by Decentralized Sharing Systems, Inc. BMI Capital Partners International Limited is owned by AIL. LiquidValue Development Pte Ltd. is a subsidiary of Alset. Decentralized Sharing Systems, Inc. is a subsidiary of DSS. Mr. Chan is personally and through entities he controls, the largest shareholder of DSS. Mr. Chan is also the Chairman of the Board of Directors of DSS.

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Lum Kan Fai, a non-executive director of the Company, is also Vice Chairman of the Board of Directors of HMI. Mr. Lum has held other senior management positions with HMI. Wong Tat Keung and Wong Shui Yeung, both non-executive directors of the Company, are directors of Alset. Robert Trapp, a non-executive director of the Company, was a director of Alset until 2021.

Share ownership reported above are based on filings with the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

VALUE EXCHANGE INTERNATIONAL, INC.

By:	/s/ Tan Seng Wee
Name:	Tan Seng Wee
Title:	Chief Executive Officer and President
Date:	December 11, 2023

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